EXHIBIT 99.1


               Avado Brands Updates Progress on New Company Focus


     Madison, GA., June 25, 2003 - Avado Brands, Inc. (OTC BB: AVDO) today reiterated its previously announced commitment to begin focusing more intently on operational and marketing initiatives, which are intended to improve same-store sales and ultimately profitability, as opposed to debt reduction initiatives. The progress of that shift in focus is reflected by the success of new marketing initiatives at Don Pablo's and Hops, which began on May 6 and April 21, respectively. Year-to-date same-store sales prior to May 6 for Don Pablo's were 7% negative and customer counts were 9% negative. Beginning May 6 through the week ended June 22, 2003, same-store sales improved to 2% positive and customer counts were flat at Don Pablo's. Year-to-date same-store sales prior to April 21 for Hops were 17% negative and customer counts were 15% negative. Beginning April 21 through the week ended June 22, 2003, same-store sales at Hops improved to 4% negative and customer counts improved to 2% positive. All comparisons are made to the corresponding periods of fiscal 2002.

     Additionally, on June 12, 2003, the Company executed a third amendment to its existing credit facility. The amendment provided the Company additional liquidity with which to buyout its previously existing master equipment lease. The $2.4 million used to satisfy this outstanding obligation eliminated $2.9 million in future minimum lease obligations, which would have been due over the next two years. Actual equipment lease payments made in fiscal 2002 were $4.6 million. During the first half of fiscal 2003, equipment lease payments were $1.3 million and as a result of these transactions, the Company will save approximately $1.2 million in lease payments which would have been payable during the second half of 2003.

     The Company also announced that it has made its semi-annual interest payment to holders of its 11.75% Senior Subordinated Notes. The interest payment, originally due on June 16, 2003, was made nine days into the 30 day, no-default period provided for under the terms of the Indenture. The Company once again indicated that it will make every effort to meet all future interest obligations on a timely basis.

     Commenting on the Company's continuing progress, Chairman and Chief Executive Officer, Tom E. DuPree, Jr. said, "We have taken numerous steps over the first five months of 2003 which have allowed us to reduce overhead costs and eliminate operating losses associated with specific restaurants. These steps include the relocation of our Hops headquarters, the closure of under-performing restaurants and the buyout of our master equipment lease. We also continue to be encouraged by the progress of recent sales and operational initiatives at Don Pablo's and Hops." Mr. DuPree added, "With our semi-annual interest payments behind us, the remainder of the year will provide an opportunity for each brand to continue to build on recent improvements, particularly with respect to same-store sales and customer counts."

     Avado Brands owns and operates two proprietary brands, comprised of 109 Don Pablo's Mexican Kitchens and 65 Hops Restaurant - Bar - Breweries. Additionally, the Company operates two Canyon Cafe restaurants, which are held for sale.

     Statements contained in the press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those anticipated. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general are described in Exhibit 99.1 to the Company's Form 10-Q for the fiscal quarter ended April 2, 2000, and the Company's other filings with the Securities and Exchange Commission.